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                                                                    Exhibit 7(c)

                                 PROMISSORY NOTE

$92,453,571.00

                                                               December 22, 2000


         FOR VALUE RECEIVED, the undersigned ("Borrower"), hereby promises to pay to the order of Liberty Media Corporation, its successors and assigns (the "Lender"), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of NINETY-TWO MILLION, FOUR HUNDRED FIFTY-THREE THOUSAND, FIVE HUNDRED SEVENTY-ONE DOLLARS AND NO CENTS ($92,453,571.00), plus interest thereon as provided in the Credit Agreement.

         Borrower promises to pay interest on the unpaid principal amount this Note from the date of this Note until such principal amount is paid in full, at such interest rates, and payable at such times and in such manner as are specified in the Credit Agreement. Borrower also agrees that the principal amount of, and any accrued unpaid interest on, this Note shall be convertible into shares of Borrower's Class B Common Stock at any time and from time to time at the option of the Lender in accordance with and pursuant to the Credit Agreement.

         All payments of principal and interest hereunder shall be made to the Lender in United States dollars in immediately available funds at the Lender's address or by wire transfer of immediately available funds per the Lender's instructions, or as otherwise provided for in the Credit Agreement.

         If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate or rates set forth in the Credit Agreement.

         This Note is one of the "Notes" referred to in that certain First Amended and Restated Credit Agreements dated as of December 22, 2000, between Borrower and Liberty Media Corporation (as extended, renewed, amended or restated from time to time, the "Credit Agreement"). Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement. Reference is hereby made to the Credit Agreement for provisions regarding payment, events of default, the rights of Lender upon the occurrence of any event of default (including the right to accelerate the maturity hereof upon the occurrence of any such events), and certain limitations on such rights and the other rights of Borrower hereunder pursuant to the subordination provisions set forth therein and in the Subordination Agreement referred to therein.

         Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note, AND HEREBY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.
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         Borrower agrees to pay all collection expenses, court costs and
Attorney Costs, as defined in the Credit Agreement, (whether or not litigation is commenced) of Lender which may be incurred in connection with the collection or enforcement of this Note.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                                        LIBERTY LIVEWIRE CORPORATION

                                        By: /s/ Jeffrey J. Marcketta
                                           -------------------------------------
                                           Name: Jeffrey J. Marcketta
                                                --------------------------------
                                           Title: EVP & CFO
                                                 -------------------------------